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                                                                     EXHIBIT 5.1

Hawaiian Natural Water Company, Inc.
248 Mokauea Street
Honolulu, Hawaii 96819

Gentlemen:

    We have acted as special counsel to Hawaiian Natural Water Company, Inc., a Hawaii corporation (the "Company"), in connection with the preparation of a registration statement (the "Registration Statement") on Form S-3 relating to the resale by the selling stockholders named therein (the "Selling Stockholders"), of an aggregate of up to 1,405,000 shares of Common Stock, no par value, of the Company (collectively, the "Shares"). The Shares include (i) 1,250,000 Shares (the "Conversion Shares") issuable upon conversion of certain shares of Series A Convertible Preferred Stock of the Company (the "Series A Preferred"), (ii) 50,000 Shares (the "Dividend Shares") issuable as dividends on the Series A Preferred, (iii) 100,000 Shares (the "Warrant Shares") issuable upon exercise of a warrant (the "Warrant") held by a Selling Stockholder, and
(iv) 5,000 outstanding Shares (the "Outstanding Shares") held by a Selling Stockholder.

    In connection with the opinion expressed herein, we have examined, among other things, certified copies of the Company's Articles of Incorporation and By-Laws, as amended to date, as well as records of corporate proceedings and other actions taken by the Company in connection with the issuance and sale of the Shares and the Warrant. We have also examined the Warrant and the agreements between the Company and the Selling Stockholders, pursuant to which the Series A Preferred shares, the Warrant and the Outstanding Shares were issued.

    Based upon our examination of the foregoing, and such other matters of fact or law as we have deemed necessary for purposes hereof, it is our opinion that:

1. The Outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable.

2. When issued upon conversion of, or as dividends on, the Series A Preferred, in accordance with the Company's Articles of Incorporation, as amended, the Conversion Shares and Dividend Shares, as applicable, will be validly issued, fully paid and non-assessable.

3. When issued and paid for upon exercise of the Warrant, in accordance with the terms and conditions of the Warrant, the Warrant Shares will be validly issued, fully paid and non-assessable.

    We hereby consent to the reference to our firm in the Prospectus contained in the Registration Statement under the heading "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,
                                          GRAHAM & JAMES LLP
                                          By: /s/ Richard P. Manson
                   -------------------------------------------------------------
                                          Richard P. Manson,
                                          Of Counsel